Exhibit 10.1

Executive Service
Agreement
between
Cabot Credit Management Limited
as the Company
and
Kenneth John Stannard

CONTENTS
1.    Interpretation
2.    Appointment
3.    Duties and Powers
4.    Mobility
5.    Remuneration
6.    Expenses
7.    Company Car
8.    Holidays
9.    Sickness and Incapacity
10.    Pension
11.    Private Health Insurance and Other Insurance
12.    Exclusive Service
13.    Inventions, Designs, Copyright and other Intellectual Property
14.    Confidentiality
15.    Restrictions
16.    Notification of Restrictions
17.    Directorships
18.    Termination
19.    Compliance
20.    Return of Property on Termination
21.    Disciplinary, Dismissal and Grievance Procedures
22.    Data Protection
23.    Notices
24.    Assignment
25.    Third Party Rights
26.    Law and Jurisdiction
27.    Prior Agreements
28.    Collective Agreements
29.    Severability

THIS DEED OF AGREEMENT is dated 10 February 2014 and made
BETWEEN:

(1)
CABOT CREDIT MANAGEMENT LIMITED, (the “Company”), registered in England and Wales as company number 5754978 and having its registered office at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4AU; and

(2)	KENNETH JOHN STANNARD, of ## #### Road, London, SW4 9EW.
THE PARTIES AGREE THAT:

1.	Interpretation

1.1	In this Agreement, where the context admits:
“Affiliate” means, in respect of any undertaking, an undertaking which is its subsidiary undertaking or parent undertaking, or an undertaking which is a subsidiary undertaking of that parent undertaking.
“the Board” means the Board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a quorum is present and acting throughout or, where the context so requires, such person or committee nominated by them.
“the Business” means (taken together) the business of the Company and the business of any other Group Company with which you are required by the Board under clause 3 to be concerned.
“Confidential Information” means confidential information (which may include commercially sensitive information) important to and relating to the business of the Company or any Group Company or the Investors or any suppliers, customers or clients thereof or their affairs and which includes but is not limited to business secrets, business methods, methods of manufacture, prices, details of commercial arrangements, accounts, dealings, transactions, projected plans, and unpublished information relating to the business affairs of the Company or any Group Company.
“Effective Date” means the date of the top of this Agreement.
“Group Company” means any company which is from time to time a holding company (as defined by Section 1159 of the Companies Act 2006) of the Company, a subsidiary (as so defined) of the Company or a subsidiary of a holding company (as so defined) of the Company and the term “Group” shall mean the Company and each Group Company.
“month” means a calendar month.
“Investors” has the meaning given to such term in the investment agreement between the parties named therein relating to their investment in Cabot Holdings S.ar.l.
“Permitted Interest” means an interest in any class of shares or other securities of the Company or other member of the Group and/or any company which are traded on a recognised investment exchange which amount to not more than 3% of such class of issued shares or securities and an interest in any units of any authorised unit trust.
“Relevant Date” means the date of your termination of employment or, if sooner, the date prior to termination of your employment on which the Company, in exercising its rights under the provisions of clause 2.3, suspends you from performance of your duties for a period immediately prior to the termination of your employment.
“Relevant Period” means the period of 12 months before the Relevant Date.
“Restricted Business” means the business of debt and receivables purchasing and related collections activity, third party debt collection services and activities ancillary to all the foregoing carried on by the Company and/or any Group Company during Relevant Period and in which you have been either been: (a) actively engaged or involved during that period; or (b) privy to confidential information during that period.
“Restricted Client” means any person who, on the date of termination of your employment or at any time during the Restricted Period, was a person or entity from whom or which the Company or any Group Company purchased debt or was otherwise a client or customer of the Company or any Group Company and with whom you have either: (a) had business dealings during the Relevant Period; or (b) been privy to confidential information during the Relevant Period.
“Restricted Employee” means any employee, consultant or director of the Company or any Group Company who is or was during the Restricted Period employed, engaged or appointed either: (a) in a senior capacity; (b) in a professional capacity; or (c) in a capacity in which he has access to or obtained Confidential Information, and (in each case) in respect of whom you were in possession of confidential information or had supervisory responsibility during the Restricted Period.
“Restricted Territory” means England, Scotland, Wales, Northern Ireland, the Republic of Ireland and any other territory in which the Company or any Group Company conducts or has plans to conduct a Restricted Business at the Relevant Date or in the Relevant Period and in relation to which other territory you are either: (a) materially involved; or (b) privy to Confidential Information.
“Restricted Potential Client” means any person who, on the date of termination of your employment or at any time during the Restricted Period, was a person or entity from whom or which the Company or any Group Company was in negotiations to purchase debt or to otherwise become a client or customer of the Company or any Group Company and with whom you shall have either (a) had business dealings during the Relevant Period; or (b) been privy to confidential information during the Relevant Period.
“Trade Secrets” means trade secrets, and information of such a highly confidential nature as to require the same protection as trade secrets, of the Company or any Group Company or any clients thereof, including information which falls into the following categories:

·	data in, the sources of data in and methodologies employed in the pricing model used to evaluate debt portfolios (both those owned by the Group and those the Group is considering buying);

·	algorithms and scorecards employed in the Groups’ decision and collection strategy definition process; and

·	any programming codes that drive the Company’s or any Group Company’s operational collection systems.

1.2	In this Agreement where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in Schedule 8 of the Companies Act 2006 shall have the meanings given to them in that Act;

(B)
references to any statute or statutory provisions include a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(C)
references to a “person” include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(D)
any reference to “writing” shall include typewriting, printing, lithography, photography, telex, facsimile and the printed out version of a communication by electronic mail and other modes of representing or reproducing words in a legible form;

(E)	words denoting the singular shall include the plural and vice versa;

(F)	your employment are references to your employment by the Company whether or not during the continuance of this Agreement; and

(G)	the masculine gender shall be deemed to include the feminine gender.

1.3
In the event of any conflict between the terms of this Agreement and any other document recording or purporting to record the terms of your employment by the Company, the terms of this Agreement shall prevail.

2.	Appointment

2.1
The Company hereby appoints you and you agree to serve the Company and any other Group Company or Group Companies as required by the Board, in the capacity of Chief Executive Officer or in such other capacity of commensurate status as the Board may, from time to time, determine as at and with effect from, the Effective Date, continuing thereafter (subject to termination as hereinafter provided) unless and until terminated by either party giving to the other not less than 12 months’ notice in writing..

2.2	You warrant that, in entering into this Agreement and performing your obligations under it, you will not be in breach of any terms or obligations under any agreement with any third party.

2.3	You agree that during any period after either party has served notice of termination or in relation to any period during which you are suspended:

(A)
the Board may, in its absolute discretion, require you not to render all or any of your duties under this Agreement and/or exclude you from any premises of the Company or of any Group Company (without providing any reason therefor); and

(B)
require you not to have any contact with customers or clients or suppliers of the Company or any Group Company nor any contact (other than purely social contact) with such employees of the Company or any Group Company as the Company shall determine;

(C)	require you to resign as a director of the Company or any Group Company (without providing any reason for doing so);

(D)	require you to take any accrued holiday due to you;

(E)	appoint another person to perform your responsibilities jointly with you or in your place;

(F)	you shall remain an employee of the Company and shall otherwise remain bound by the terms of the Appointment including your duty of fidelity and your obligations under clause 12; and

(G)	such action taken by the Company shall not constitute a breach of this Agreement of any kind whatsoever in respect of which you have any claim against the Company, provided always that throughout the period of any such action your salary and other contractual benefits (except for bonus) shall not cease to be payable by reason thereof (unless and until this Agreement shall be terminated).

2.4	Your period of continuous service for the purposes of the Employment Rights Act 1996 commenced on 10 June 2012.

3.	Duties and Powers

3.1
You shall exercise such powers, perform such duties (if any) and comply with such policies and directions in relation to the business of the Company or any other Group Company as the Board or any person authorised by the Board for the purpose may, from time to time, confer upon or assign or give to you.

3.2
You shall, during the continuance of this Agreement (unless prevented by ill health or accident or as otherwise agreed by the Board in writing), devote the whole of your time and attention and abilities to the Business and shall use your best endeavours to promote and protect the general interests and welfare of the Company, the Group and any other Group Company to which you may from time to time render your services under this Agreement.

3.3	You shall keep the Company properly informed of all matters that may materially affect the present or future business of the Company or any Group Company, including, inter alia:

(A)	any wrongdoing (including your own) of which he is aware;

(B)	plans by any employee to leave the Company, whether alone or in concert with other employees, and whether to join or establish a competitor or any other business; or

(C)	any misuse of Confidential Information or Trade Secrets by any employee.

3.4	You will comply with your fiduciary and statutory duties as a director.

3.5
You shall work normal business hours which are 09:00 to 17:30 Monday to Friday inclusive and such additional hours as may be necessary in the performance of your duties and powers under this Agreement. You will not be paid overtime in respect of any hours worked outside normal business hours.

3.6
You consent to opt out of the limit on weekly working hours contained in Regulation 4 of The Working Time Regulations 1998. The parties agree that your consent, for the purposes of this clause, shall continue indefinitely provided that you may withdraw such consent at any time by giving the Company three months’ notice of your wish to do so.

4.	Mobility

4.1	Your principal place of work is the Company’s office in Central London but may be in such place or places as the Company or any Group Company shall reasonably require.

4.2	You may be required to travel both inside and outside the United Kingdom on the business of the Company or any Group Company on the occasions and as otherwise reasonably required by the Board.

5.	Remuneration

5.1
Your annual salary is £333,000 and will be paid monthly in arrears on or before the last day of each month (or such other date or dates as shall be fixed by the Board from time to time). It will be deemed to accrue from day to day and includes director’s fees payable to you.

5.2
Your salary under clause 5.1 will be subject to review in accordance with the Company’s practice from time to time (the Company intends to establish a remuneration committee to review salaries and bonuses within 4 weeks of the completion of the Company's annual management accounts) but the Company will be under no obligation to increase such salary.

5.3
The Board may at its absolute discretion pay additional remuneration to you, whether by way of bonus or otherwise, but any such additional payments shall not form part of your salary for the purposes of clause 5.1.

5.4	The following bonus arrangements shall apply:

(A)
You will be entitled to be considered for a bonus of an amount to be determined by the Company up to a maximum of 60% of your basic salary. The amount of the bonus payable to you (if any) shall be determined by the Company by reference to such corporate and/or personal target(s) and other conditions as the Company shall determine in its absolute discretion. Such targets and conditions will usually be communicated within 30 days of the commencement of each financial year or 30 days from the date of this Agreement in the case of the first financial year.

(B)
Payment of any bonus shall be made on such date as the Company shall pay bonuses to its similarly situated employees and usually by the end of the first calendar month immediately following the end of the relevant financial year.

(C)	If on the payment date you are under suspension for a disciplinary matter which results or could result in your dismissal for gross misconduct no bonus shall be payable.

(D)
Any entitlement to bonus will be reduced pro-rata (by such amount as determined by the Company) by reference to any period for which you have been absent from work for any reason during the period to which the bonus relates.

(E)	The bonus under this clause will not be paid if at the end of the financial year to which it relates you are no longer in the Company’s employment or have given or been given notice of termination.

(F)
Receipt of a bonus in one year will not entitle you to a bonus in any other year. Whether or not any target has been met and, if so, whether to pay a bonus shall be determined by the Company in its absolute discretion.

6.	Expenses

6.1
The Company shall pay or refund or procure to be paid or refunded to you monthly in arrears all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by you in the proper performance of your duties provided that you produce such evidence of such expenses as the Company may reasonably require.

7.	Company Car Allowance and Other Benefits

7.1
The Company shall pay you an allowance (the "Car Allowance") equal to £20,000.00 per annum payable in arrears by equal monthly instalments on or before the last day of each month (or such other date or dates as shall be fixed by the Board from time to time) and which shall be deemed to accrue from day to day. For the avoidance of doubt the Car Allowance shall not be considered to be salary for the purposes of this Agreement and shall be conditional upon you holding a valid driver's licence and having available at all times a suitable motor car.

7.2
The Company will pay you such sum per mile as may be recommended by Her Majesty's Revenue and Customs (or its successor) guidelines from time to time in respect of the use by you of such motor car in the performance of your duties hereunder. You will be responsible for all insurances, road fund license, fuel costs, maintenance and/or repair costs and for any fines or parking tickets incurred by you.

7.3	You will receive an annual cash allowance of up to £2,280.00 in respect of family gym membership, subject to terms and you providing satisfactory proof of membership.

8.	Holidays

8.1	The Company’s holiday year commences on 01 January and expires on 31 December (the “Holiday Year”).

8.2
In addition to statutory and bank holidays, your annual paid holiday entitlement in each Holiday Year will be 30 days. Save in accordance with clause 8.3 below holiday must be taken in the. Holiday Year in which it accrues and must be taken at times approved in advance by the Board.

8.3
If you have been unable to take all of your accrued holiday entitlement in the relevant Holiday Year then you may carry over a maximum of 5 accrued but unused holiday days into the next Holiday Year provided that they are used by 28 February in that next Holiday Year (after which point they will expire without notice or payment in lieu). Any unused but accrued holiday not taken by the end of the applicable Holiday Year in excess of 5 days may not be carried over and expires without notice or payment in lieu, save if authorised in writing by the Board.

8.4	Upon termination of this Agreement you shall be entitled to payment in lieu of any untaken outstanding holiday entitlement in the Holiday Year during which your employment terminates.

8.5
Upon termination of your employment under this Agreement, the Company shall be entitled to deduct from any sum owed by the Company to you a sum representing overpayment of salary with respect to holiday which you have taken in excess of your accrued holiday entitlement and you hereby authorise the Company pursuant to the Employment Rights Act 1996 to make such deduction.

8.6	Payments in lieu of or deductions with respect to holidays shall be calculated as 1/260th of your salary for each day’s holiday.

9.	Sickness and Incapacity

9.1
Subject to clause 9.2 when you are absent from work and unable to perform your duties under this Agreement satisfactorily by reason of any injury, illness or other reason satisfactory to the Company, you shall be entitled to receive your salary and other benefits (“Contractual Sick Pay and Benefits”) for up to 180 days during any such absence in any period of 12 consecutive months. During any such absence the benefits (if any) to which you are entitled under the Company’s pension scheme will be subject to the terms of the trust deed and rules governing the Company’s pension scheme from time to time including, without limitation, any powers of alteration and discontinuance.

9.2
Once you have been absent for 180 days in any period of 12 consecutive months you shall have no entitlement to any further Contractual Sick Pay and Benefits (including without limitation the entitlement to a Car allowance and pension contribution or equivalent cash allowance) under this clause until after you have returned to work and remained at work for 170 days. Any delay by the Company in terminating the provision of salary or benefits shall not constitute a waiver of its right to do so.

9.3
Once you have exhausted your entitlement to salary and other benefits under clause 9.1, you shall receive such benefits as are available to you under the provisions, from time to time in force, of any permanent health insurance scheme of the Company or, if no such benefits are available, you shall receive such sum or sums as the Board may, in its absolute discretion, decide.

9.4
Any salary payable pursuant to this clause will be adjusted by the amount of any benefit or statutory sick pay to which you may be entitled during the period of such inability under any National Insurance scheme, statutory sick pay or permanent health insurance scheme.

9.5
You shall submit yourself to a medical examination by a doctor appointed by the Company at the request of the Board, at the expense of the Company, at any time during the continuance of this Agreement, whether or not you are absent by reason of sickness, injury or other incapacity. Subject to compliance by the Company with the Access to Medical Reports Act 1988 (if applicable) you hereby authorise the Company pursuant to the Access to Medical Reports Act 1988 to have unconditional access to any report or reports (including copies) prepared as a result of any such examination as the Board may from time to time require.

10.	Pension

10.1
You may be a member of the Company’s pension scheme (“the Scheme”) subject to the terms of the trust deed and rules governing the Scheme from time to time, including, without limitation, any powers of alteration and discontinuance. Your membership of the Scheme shall be in substitution for and shall operate to the exclusion of, any agreement or representation whether written or oral in relation to pension entitlement made with or to you by any person on behalf of the Company or any Group Company at any time. There is no contracting out certificate in force with respect to your employment pursuant to this Agreement.

10.2	The Company confirms that it will make an annual Company contribution of 15% of your basic salary to the Company pension scheme.

11.	Private Health Insurance and Other Insurance

11.1
The Company shall, during the continuance of your employment under this Agreement, pay all premiums and make all necessary payments to provide you, your spouse and immediate family with private medical insurance under the provisions of the Company’s medical insurance schemes as, subject as further provided below in this clause 11.1, the Board may from time to time, in its absolute discretion, determine (having regard amongst other things to the cost of funding of any such scheme or schemes) and of which you are or may become a member during the continuance of your employment on the terms from time to time set out in the rules and terms of such schemes as may from time to time be issued by the Company. The medical insurance cover provided under this clause 11.1 is currently BUPA Executive Cover Scale A.

11.2
Subject as provided in clause 11.3, the Company shall, during the continuance of your employment under this Agreement pay all premiums and make all necessary payments to provide you with permanent health insurance and life cover or other similar cover under the provisions of the Company’s permanent life insurance, life cover or other insurance schemes as the Board may from time to time, in its absolute discretion, determine (having regard amongst other things to the cost of funding of any such scheme or schemes) and of which you are or may become a member during the continuance of your employment on the terms from time to time set out in the rules and terms of such schemes as may from time to time be issued by the Company.

11.3	Your right to participate in the schemes in set out in this clause are subject to:

(A)	the rules and the terms of such schemes from time to time in force;

(B)
the Company’s absolute discretion to change schemes and/or scheme providers and/or discontinue to provide the benefit in question if they are not available for the you or your family or not available at a cost the Company considers reasonable; and

(C)	you satisfying any underwriting or other requirements of the relevant scheme provider and the premium being at a rate which the Company considers reasonable.

11.4	You shall cooperate with the Company and the relevant scheme provider when making any claim.

11.5	The Company has no obligation to pursue any claim for benefits your behalf or on behalf of your dependents if it is not accepted by the scheme provider in question.

11.6
The Company will have no liability to you or your dependants for failure or refusal by the relevant scheme provider for whatever reason to pay benefits or for cessation of benefits on termination of your employment and is entitled to terminate your employment notwithstanding the fact that you may thereby lose entitlement to benefits under these arrangements.

11.7	You are not contractually entitled to any other benefit which you may enjoy from time to time.

12.	Exclusive Service

12.1
During the continuance of this Agreement, you shall not without the prior written consent of the Board, either as principal, servant or agent, carry on or be engaged, concerned or interested directly or indirectly (whether alone or on your own behalf or on behalf of or in association or conjunction with any other person and whether as an employee or in any other capacity) in any trade, business or occupation whatsoever other than that of the Company or of any other Group Company otherwise than as a holder for investment purposes only of any:

(A)	investment pertaining to a company whose shares or other capital are listed on, or dealt in on or under the rules of:

(1)
an investment exchange, including any market comprised within such exchange, which is the subject of a recognition order made in accordance with section 290(1)(a) Financial Services and Markets Act 2000; or

(2)	a regulated market to which Article 36(2) of the Financial Services and Markets Act 2000 (Exemption) Order 2001 (SI 2001/1201) applies; or

(B)
shares or other capital comprising not more than 1% of the issued capital of any company which is not listed or dealt in on any such investment exchange as referred to above and which does not compete with any Group Company.

13.	Inventions, Designs, Copyright and other Intellectual Property

13.1
In this clause, the term “Intellectual Property” means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade mark applications, trade names, websites, Internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefor), topography rights and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

13.2
Subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time in the course of, or in connection with, your employment under this Agreement you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company or by any Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual Property shall be the absolute property of the Company. To the extent that any such Intellectual Property does not otherwise vest in the Company you hereby assign the same to the Company. At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

14.	Confidentiality

14.1	As Confidential Information will from time to time become known to you, the Company considers and you acknowledge, that the following restraints, on which you have had the opportunity to take independent legal advice, are necessary for the reasonable protection by the Company of its business or the business of the Group, the clients thereof or their respective affairs.

14.2
You shall not at any time, either during the continuance of or after the termination of your employment with the Company, use, disclose or communicate to any person whatsoever any Confidential Information or any Trade Secrets of which you have or may have become possessed during your employment with the Company or supply the names or addresses of any clients, customers or agents of the Company or any Group Company to any person except in the proper course of the Business or as authorised in writing by the Board or as ordered by a Court of competent jurisdiction.

14.3
You shall not at any time either during the continuance of or after the termination of your employment with the Company make, otherwise than for the benefit of the Company or any Group Company, any notes or memoranda relating to any matter within the scope of the Business or concerning any of the dealings or affairs of the Company or any Group Company.

14.4
You shall not at any time either during the continuance of or after the termination of your employment with the Company utter any statement (whether written or oral) to any representative of television, radio, film or other similar media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any Group Company without first obtaining the written approval of the Board.

14.5	Nothing in this Agreement shall preclude you from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

15.	Restrictions

15.1
You shall not during the 12 (twelve) month period after the date of termination of your employment either on your own account or in conjunction with or on behalf of any other person, solicit or entice away or endeavour to solicit or to entice away or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away from the Company or any Group Company any Restricted Employee (whether or not any Restricted Employee would commit a breach of contract by reason of leaving service).

15.2
You shall not during the 12 (twelve) month period after the date of termination of your employment either on your own account or in conjunction with or on behalf of any other person, employ any Restricted Employee, in connection with a business which is in direct or indirect competition with the Restricted Business (whether or not any Restricted Employee would commit a breach of contract by reason of leaving service).

15.3
You shall not during the 12 (twelve) month period after the date of termination of your employment either on your own account or in conjunction with or on behalf of any other person, solicit, interfere with the Company’s or any Group Company’s relationship with or entice away or attempt to solicit, interfere with the Company’s or any Group Company’s relationship with or entice away any person who is a Restricted Client or a Restricted Potential Client. Nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

15.4
You shall not during the 12 (twelve) month period after the date of termination of your employment either on your own account or in conjunction with or on behalf of any other person, have business dealings directly or indirectly with any person who is a Restricted Client or a Restricted Potential Client Nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

15.5	You shall not during the 12 (twelve) month period after the date of the termination of your employment either on your own account or in conjunction with or on behalf of any other person, be engaged, concerned or interested, either directly or indirectly in any capacity in any trade or business or occupation whatsoever in the Restricted Territory which competes with the Restricted Business.

15.6
You shall not during the 12 (twelve) month period after the date of the termination of your employment solicit or deal with any person or entity who has: (a) provided finance to the Company or any Group Company; or (b) been in active negotiations with the Company or any Group Company concerning the provision of finance, (in each case) in the 12 months prior to the Termination Date and which whom or which you have either (a) had material personal contact; or (b) been privy to Confidential Information;

15.7
You shall not during the 12 (twelve) month period after the date of the termination of your employment either on your own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with, or divert or seek to divert, to the Company’s detriment any contractual or other trade relations between the Company or any Group Company and any of its or their suppliers, collection agents or commercial partners with whom or which you have either: (a) had material personal contact during the Relevant Period; or (b) been privy to Confidential Information during the Relevant Period.

15.8
The periods of restriction specified in this clause shall each be reduced by the duration of any period immediately prior to the date of termination during which the Company, in exercising its rights under the provisions of clause 2.3, suspends you from performance of your duties.

15.9
Each of the restrictions in this clause 15 shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.

15.10
The restrictions contained in clause 15, on which you have had the opportunity to take independent legal advice are considered reasonable by the parties, and necessary for the protection of the legitimate interests of the Company but if any such restriction shall be found to be void or voidable but would be valid and enforceable if some part of some parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

15.11
Without prejudice to clause 15.10, if any restriction is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.

15.12	Notwithstanding any other provision of this clause 15, you may hold a Permitted Interest.

15.13
You agree that the Company is entering into this Agreement as a trustee on behalf of each Group Company. You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 15 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

16.	Notification of Restrictions

16.1
If you receive any offer of employment (whether oral or in writing and whether accepted or not) from any person either during the continuance of this Agreement or during the continuance in force of all or any of the restrictions in clause 15 of this Agreement, you shall, without prejudice to your obligations in relation to confidentiality provide the offeror details of the substance of the restrictions contained in clauses 14 and 15 no later than the time when you first meet the prospective offeror.

17.	Directorships

17.1
Whilst you have not right to serve as a director, you shall accept appointment as a director of the Company and of any such Group Company or other company as the Board may require in connection with your appointment under this Agreement and you shall resign without claim for compensation from office as a director of any such company at any time on request by the Company, which resignation shall not affect the continuance in any way of this Agreement. You shall immediately account to the Company for any director’s fees or other emoluments, remuneration or payments either receivable or received by you by virtue of your holding office as such director as aforesaid (or waive any right to the same if so required by the Company).

17.2
Upon the termination of your employment with the Company however arising and for whatsoever reason you shall, upon the request of the Board, resign without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement) from:

(A)	office as a director of the Company or of any Group Company or of any other company in which you hold a directorship at the Company’s request;

(B)	from all offices held by you in any or all of such companies; and

(C)
all trusteeships held by you of any pension scheme or other trusts established by the Company, any Group Company or any other company with whom you have had dealings as a consequence of your employment by the Company.

17.3
If you fail to resign from office as a director or from any other office or trusteeship in accordance with clauses 17.1 or 17.2, either during your employment, when so requested by the Company, or on termination thereof, in order to secure your obligation under this Agreement, the Company is hereby irrevocably authorised as your lawful attorney to appoint a person in your name and on your behalf to execute any documents and to do all things required to give effect to the resignation,

17.4
Save with the prior agreement in writing of the Board, you shall not, during the continuance of this Agreement, resign from any office as a director of the Company, any Group Company or of any other company in which you hold a directorship at the Company’s request or do anything that would cause you to be disqualified from continuing to act as a director.

18.	Termination

18.1	This Agreement and your employment with the Company hereunder may be terminated immediately by the Company without prior notice, if you at any time:

(A)	commit any act of gross misconduct;

(B)
commit any serious or, after having been given warning in writing (where the commission of such breach continues for more than five business days after such warning), repeated or continual breach of any of your material obligations under this Agreement; or

(C)	are guilty of any serious misconduct or serious neglect in the discharge of your duties under this Agreement; or

(D)
have a bankruptcy order made against you or if you make any arrangement or composition with your creditors or have an interim order made against you pursuant to Section 252 of the Insolvency Act 1986; or

(E)	are convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect your position as an employee of the Company; or

(F)
by your actions or omissions, in the reasonable opinion of the Board, bring the name or reputation of the Company or any Group Company into serious disrepute or prejudice the interests of the business of the Company or any other Group Company; or

(G)	become of unsound mind or are or become a patient for the purpose of any statute relating to mental health; or

(H)	are convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing; or

(I)	are or become prohibited by law from being a director.
Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

18.2
In the event of termination pursuant to clause 18.1, the Company shall not be obliged to make any further payment to you beyond the amount of any remuneration, contractual benefit and payment in lieu of outstanding untaken holiday entitlement actually accrued up to and including the date of such termination and the Company shall be entitled to deduct from such remuneration any sums owing to it or to any other Group Company by you to which deduction you expressly hereby consent.

18.3
In the event of the termination of your employment for whatever reason and whether by notice or in any other manner whatsoever, you will not at any time after such termination represent yourself as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

18.4
In the event that you are incapacitated by iII health, accident or any other cause from performing your duties under this Agreement for a period of 180 working days or more (whether consecutive or not) in any continuous period of 12 months, then the Company may terminate this Agreement by giving to you your statutory minimum notice entitlement in writing expiring at any time (whether or not you remain incapacitated from performing your duties under this Agreement) provided always that you shall receive all benefits lawfully due to you under this Agreement calculated up to the date of termination of employment.

18.5
If your employment under this Agreement is terminated under clause 18.4 in circumstances where you are or may be entitled to receive benefits under a salary continuance or long term disability insurance scheme then operated by the Company or Group, and those benefits would cease to be payable on termination of your employment with the Company:

(A)
you shall be deemed to remain in the Company’s employment if and for so long as is necessary under the rules of the scheme or the terms of the applicable insurance policy solely for the purpose of receiving such benefits as may be payable and providing that there is no cost to the Company; but

(B)	that shall not affect the termination of your employment (including, in particular, your rights to remuneration and other benefits) for all other purposes of this Agreement.

18.6
As an alternative to serving notice pursuant to clause 2.1 and without prejudice to the provisions of clauses 18.1 and 18.2, the Company may, in its absolute discretion, terminate this Agreement by written notice to take immediate affect and by agreeing to make a payment in lieu of the basic salary to which you would have been entitled during the period of notice or any remaining period of notice of termination provided under clause 2.1.

19.	Compliance

19.1	You undertake as a term of your employment with the Company to comply, for so long as they remain applicable to you, with the:

(A)
principles and codes of practice for approved persons and the rules of the Financial Conduct Authority for the time being and from time to time in effect under the Financial Services and Markets Act 2000; and

(B)	Company’s rules in relation to compliance.

19.2	You are required to comply with the provisions of any Personal Account Dealing Notice that may be notified to you from time to time

19.3	You agree to deal with the Company in an open and co-operative manner.

19.4
Your attention is drawn to the non contractual policies and procedures set out in the Company’s Employee Handbook and on its Intranet, which you agree to abide by. Failure to do so may result in disciplinary action being taken against you. In the event of any conflict with the Employee Handbook and such policies, the terms of this Agreement will prevail.

20.	Return of Property on Termination

20.1	Upon the termination of your employment with the Company for whatsoever cause, you shall immediately

(A)	deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in your possession, custody or under your control;

(B)	on request, deliver to the Company any computer or other device in your possession or control to allow the Company to remove all Confidential Information and the Company’s licensed software;

20.2	If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with clause 20.1.

20.3
You shall, on request, co-operate and provide assistance to the Company or any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning it or them where you have in your possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) on the understanding that the Company or relevant Group Company will pay your reasonable expenses incurred in providing such assistance.

21.	Disciplinary, Dismissal and Grievance Procedures

21.1
You are subject to the Company’s disciplinary and grievance procedures which are contained in the Company’s disciplinary and grievance policy as in place from time to time. You may be suspended during any disciplinary or regulatory investigation for such period as the Company deems fit. These procedures do not form part of your contract of employment.

22.	Data Protection

22.1
You consent to the Company and any other Group Company holding and processing, both electronically and manually, the data it collects in relation to you, in the course of your employment, for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company or an agent acting on the Company’s behalf of such data outside the European Economic Area, in particular to and in the United States and any other country in which the Company has offices. Such personal data may also be made available to the Investors.

22.2
Nothing in clause 22.1 shall affect your rights to request copies of any personal data to which you are the data subject, information about how that data is process and the parties to whom any of the information may be disclosed under the Data Protection Act 1998.

22.3
You consent to the Company and each Group Company monitoring its communication and electronic equipment including, without limitation, the Company’s telephone, facsimile and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information that is the property of the Company) and recordings from the Company’s closed circuit television cameras and any other computer equipment or other device used by you in the performance of your duties.

23.	Notices

23.1
Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of you to you at your last known place of residence or given personally and any notice given by post shall be deemed to have been served 48 hours after it was posted.

24.	Assignment

24.1
The benefit of each agreement and obligation of you under this Agreement may be assigned to and enforced by all successors or assigns for the time being carrying on the Business and such agreements and obligations shall operate and remain binding notwithstanding the termination of your employment.

25.	Third Party Rights

25.1	No person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

26.	Law and Jurisdiction

26.1	English law
This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

26.2	Jurisdiction
In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

27.	Prior Agreements

27.1
This Agreement shall be in substitution for any subsisting agreement, service agreement or contract of employment (oral or otherwise) made between the Company and you between any other Group Company and you in relation to your employment which shall be deemed to have been terminated by mutual consent with effect from the Effective Date.

27.2	You warrant and agree that you are not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

27.3	No amendment to this Agreement shall be effective unless it is in writing and signed by the parties.

27.4
You agree that by signing this Agreement the Company and each Group Company has fully discharged any obligations it may have owed to you prior to the date of this Agreement in respect of the issuance of shares or the payment of any bonus or other incentive award. You confirm that the only payments or benefits outstanding to you are payments for basic salary and holiday pay in the ordinary course of business and any other contractual entitlements not referred to in this Agreement or the Investment Agreement are hereby waived.

28.	Collective Agreements

28.1	There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of your employment.

29.	Severability

29.1
If any provision of this Agreement or of a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with their terms, so long as this Agreement, without such terms or provisions, does not fail of its essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

30.	General

30.1
The Employment Rights Act 1996 protects employees from any detriment in relation to certain disclosures. For the purposes of the Act, you are required first to inform the Chairman of the Board in writing of the nature of such disclosure, Failure to do so may result in disciplinary action being taken.

30.2	Pursuant to the Contracts (Rights of Third Parties) Act 1999 only the parties to this Agreement and any Group Company may enforce any of the terms of this Agreement.
IN WITNESS whereof this Deed of Agreement has been executed by the parties the day and year first before written

EXECUTED and DELIVERED as a DEED of	)
CABOT CREDIT MANAGEMENT	) /s/ illegible
LIMITED acting by a single Director in the	)
presence of:	)
Witness:

Signature:	/s/ Richard Hunton

Name:	Richard Hunton

Address:	## ##### Avenue
########, S75 6JP

Occupation:	Head of Risk

SIGNED and DELIVERED	)
as a DEED of KENNETH JOHN STANNARD	) /s/ Kenneth Stannard
in the presence of:	)
Witness:

Signature:	/s/ Michelle Thomas

Name:	Michelle Thomas

Address:	### ###### ####
##########, BN16 2JW

Occupation:	HR Director